Exploration Joint Venture Agreement

Jervois Mining Limited
ACN 007 626 575

and

EMC Metals Corporation
Registration Number BC0763619

Middletons
Melbourne office
Ref: DMB.10022564

Table of Contents (ctd)	2

Table of Contents (ctd)	3

Table of Contents (ctd)	4

Exploration Joint Venture Agreement

Date                    February 5, 2010

Parties

1.	Jervois Mining Limited ACN 007 626 575 of Suite 12, 10 Jamieson Street, Cheltenham Victoria, Australia 3192 (Jervois)

2.	EMC Metals Corporation Registration Number BC0763619 of 11th Floor, 888 Dunsmuir Street - Vancouver, British Columbia, Canada V6C 3K4 (EMC)

Background

A.

Jervois owns certain freehold land, tenements and exploration licences and information in respect of a site located at Nyngan, New South Wales as set out in the plan attached in Schedule 1 (Site) subject to the Prior Royalty.

B.	Significant scandium deposits may be located at the Site.

C.	EMC is involved in scandium related research and commercial development projects and requires access to resources containing scandium.

D.

The parties have agreed to establish a joint venture for the purpose of undertaking Exploration and Development activities with a view to commercially developing a dedicated scandium mine and processing plant at the Site.

E.

The Parties enter into this Agreement to set out the terms upon which EMC may acquire interests in the Joint Venture Property and the terms that will govern the Parties ongoing relationship in respect of the Joint Venture Property.

F.	Each Party has obtained the unconditional approval of its Board of Directors to the entry by that Party into and to the execution by that Party of this Agreement.

G.	The parties have agreed that the terms of this Agreement will be subject to the Prior Royalty and royalty payments due pursuant to the Prior Royalty will be met as a Joint Venture expense.

Agreed terms

1.	Definitions and interpretation

1.1	Definitions

In this Agreement:

Accounting Standards means:

(a)

the accounting standards made by the Australian Accounting Standards Board in accordance with the Corporations Act, and the requirements of that Act relating to the preparation and content of accounts; and

(b)	generally accepted accounting principles that are consistently applied in Australia, except those inconsistent with the standards or requirements referred to in paragraph (a);

Affected Obligations and Affected Party have the meanings given to those terms in the definition of “Force Majeure Event”;

Agreement means this agreement including the background, any schedules and any annexures;

Approved Programmes and Budget means a programme and budget relating to Joint Venture Activities during a particular period which has been approved or deemed to have been approved by the Management Committee under this Agreement;

Auditor means a registered company auditor under the Corporations Act appointed by the Management Committee at the cost of the Joint Venture to conduct an audit each Year of the accounts of the Joint Venture;

Authorisation means any consent, permit authorisation, registration, filing, agreement, notarisation, certificate, permission, licence, approval, authority or exemption whether from, by or with, a Governmental Agency or any other person;

Business Day means a day that is not a Saturday, Sunday, public holiday or bank holiday in Melbourne, Australia or in Vancouver, Canada;

Cash Call means a call by the Manager for the Joint Venturers to contribute their respective share of the Joint Venture Costs for a Year in accordance with clause 12.2;

Commencement Date means the date upon which each of the Conditions Precedent are satisfied or waived in accordance with clause 2;

Conditions Precedent means the conditions precedent to this Agreement set out in clause 2;

Confidential Information means:

(a)	the terms of this Agreement and its subject matter, including Information submitted or disclosed by either party during negotiations, discussions and meetings relating to this Agreement;

(b)	Information that at the time of disclosure by a Disclosing Party is identified to the Receiving Party as being confidential; and

(c)

all other Information belonging or relating to a Disclosing Party, or any Related Entity of that Disclosing Party, that is not generally available to the public at the time of disclosure other than by reason of a breach of this Agreement or which the Receiving Party knows, or ought reasonably to be expected to know, is confidential to that Disclosing Party or any Related Entity of that Disclosing Party;

Controller means, in relation to a person:

(a)	a receiver, receiver and manager, administrator or liquidator (whether provisional or otherwise) of that person or that person's property; or

(b)	anyone else who (whether or not as agent for the person) is in possession, or has control, of that person's property to enforce an Encumbrance;

Corporations Act means the Corporations Act 2001 (Cth);

Development means the development of a commercial Mining operation for Minerals;

Development Expenditure means all cash, expenses, obligations and liabilities of whatever kind or nature spent or incurred directly or indirectly in connection with the exploration and development of the Tenements, including without limitation:

(a)	monies expended in maintaining the Tenements in good standing by doing and filing assessment work:

(b)	geophysical, geochemical and geological surveys, drilling, assaying and metallurgical testing and marketing studies;

(c)	acquiring facilities;

(d)

paying the fees, wages, salaries, travel expenses and fringe benefits (whether or not required by law) of all persons engaged in work with respect to and for the benefit of the Joint Venture Activities;

(e)	paying for the food, lodging and other reasonable needs of such persons:

(i)

supervision of management of all work done with respect to and for the benefit of the Joint Venture Activities, but not including any head office administrative or overhead expenses whether direct or allocated;

(ii)

a credit towards exploration and development expenditures of on account of head office administrative or overhead expenses which shall not exceed 10% of the exploration and development expenditures incurred directly on the Joint Venture Activities.

Decision to Mine means a decision made by the Management Committee to proceed to Development and Mining of a Deposit within the Tenements;

Defaulting Joint Venturer means a Joint Venturer which has committed a breach of this Agreement;

Deposit means an ore body located within the Tenements;

Development means the development of a commercial Mining operation for Minerals; Diluting Joint Venturer has the meaning given in clause 15.4(f); Dilution Notice has the meaning given in clause 15.4(f); Disclosing Party means the party to whom Information belongs or relates; Earned Interest Date means the date set out in clause 6.2(b); Election Date has the meaning given in clause 4;

Emergency means a situation involving actual or reasonably apprehended substantial damage to or loss of Joint Venture Property or injury to persons or loss of life;

Encumbrance means:

(a)	an interest or power reserved in or over an interest in an asset, including any retention of title;

(b)	an interest or power created or arising in or over an interest in an asset under a bill of sale, mortgage, charge, lien, pledge, trust or other similar instrument, device or power; or

(c)	any other adverse right, title or interest of any nature, by way of security for the payment of a debt or the performance of any other obligation,

and includes any agreement or arrangement (whether legally binding or not) to grant or create any of the above;

Exploration means search for, discovery and delineation of commercial deposits of Minerals at the Site and the evaluation of such deposits, including prospecting, surface mapping, sampling, aerial mapping and reconnaissance, drilling, trenching and related field work, geophysical and geochemical testing, core sampling, assaying, test mining, analysis and evaluation of activities undertaken and results obtained, conducting metallurgical testing, preliminary feasibility studies, preparing Feasibility Study reports and planning, supervising and administrating all activities undertaken;

Feasibility Study means a NI 43-101 compliant feasibility study, reviewed and endorsed in writing by a recognized independent minerals industry consulting firm which is an independent qualified person for the purpose as defined in NI 43-101, prepared in a form and manner and with all necessary consents and authorizations of the independent qualified person such that it can be filed and used by EMC and JRV in compliance with NI 43-101, and in a form customarily required by third-party financing organizations, showing the feasibility of placing the Site into production, in such form and detail and using such assumption as to mineral prices customarily used in determining the viability of similar mining projects and including a reasonable assessment of the mineable mineral reserves and their amenability to milling, a description of the work, equipment and supplies required to bring the Site into production and the estimated cost thereof, a description of the mining methods to be employed and a financial appraisal of the proposed operations;

Financial Year means each period of 12 months commencing on 1 July;

Force Majeure Event means any act, event or cause including:

(a)

an act of God, peril of the sea, accident of navigation, war, sabotage, riot, act of terrorism, insurrection, civil commotion, national emergency (whether in fact or law), martial law, fire, lightning, flood, cyclone, earthquake, landslide, storm or other adverse weather conditions, explosion, power shortage, strike or other labour difficulty (whether or not involving employees of the party concerned), epidemic, quarantine, radiation or radioactive contamination;

(b)

an action or inaction of a Government Agency, including expropriation, restraint, prohibition, intervention, requisition, requirement, direction or embargo by legislation, regulation, decree or other legally enforceable order;

(c)	Native Title Claims; or

(d)	unavailability of equipment or transport, or inability to access the Tenements or any relevant portion of them,

to the extent that the act, event or cause directly or indirectly results in a party (Affected Party) being prevented from or delayed in performing one or more of its material obligations under this Agreement (Affected Obligations);

Freehold Land means the land described in Schedule 2;;

Government Agency means any government or any public, statutory, governmental (including a local government), semi-governmental or judicial body, entity, department or authority and includes any self-regulatory organisation established under statute;

GST Act means A New Tax System (Goods and Services Tax) Act 1999 (Cth);

Gross Negligence means a reckless disregard for the consequences of an act or omission;

Information means any information, whether oral, graphic, electronic, written or in any other form, including:

(a)

forms, memoranda, letters, specifications, processes, procedures, statements, formulae, technology, inventions, trade secrets, research and development information, know how, designs, plans, photographs, microfiche, business records, notes, accounting procedures or financial information, sales and marketing information, names and details of customers, suppliers and agents, employee details, reports, drawings and data;

(b)	copies and extracts made of or from that information and data, whether translated from the original form, recompiled, partially copied, modified, updated or otherwise altered; and

(c)	samples or specimens (if any) disclosed either before or after execution of this Agreement;

Initial Exploration Works has the meaning given in clause 4;

Initial Exploration Works Period has the meaning given in clause 4;

Insolvency Event means, in relation to a party, any one or more of the following events or circumstances:

(a)	being in liquidation or provisional liquidation or under administration;

(b)	having a Controller or analogous person appointed to it or any of its property;

(c)	being taken under section 459F(1) of the Corporations Act to have failed to comply with a statutory demand;

(d)	being unable to pay its debts or being otherwise insolvent;

(e)	becoming an insolvent under administration, as defined in section 9 of the Corporations Act;

(f)	entering into a compromise or arrangement with, or assignment for the benefit of, any of its members or creditors;

(g)	any analogous event or circumstance under the laws of any jurisdiction,

unless such event or circumstance occurs as part of a solvent reconstruction, amalgamation, compromise, arrangement, merger or consolidation approved by the other party;

Joint Venture means the joint venture established under this Agreement;

Joint Venture Activities means all activities directed towards the achievement of the objects of the Joint Venture set out in clause 3.2 or any one or more of those activities;

Joint Venture Costs means all costs, expenses and liabilities incurred in connection with Joint Venture Activities, accounted for in accordance with this Agreement;

Joint Venture Interest means the interest of each Joint Venturer in the Joint Venture Property under this Agreement;

Joint Venture Property means the Freehold Land, the Tenements and all Information held by Jervois in relation to the Tenements and, where the context requires, all rights, titles, interest, claims, benefits and all other property of whatever kind, real or personal, from time to time owned by the Parties for the purposes of the Joint Venture;

Joint Venturers means the parties to this Agreement;

Law means:

(a)	principles of law or equity established by decisions of courts;

(b)	statutes, regulations or by-laws of the Commonwealth, a State, a Territory or a Government Agency; and

(c)	requirements and approvals (including conditions) of the Commonwealth, a State, a Territory or a Government Agency that have the force of law;

Listing Rules means the listing rules of the ASX Limited ACN 008 624 691 as amended from time to time;

Management Committee means the committee established by the parties under clause 7;

Manager means EMC or such other manager as may be engaged from time to time under the terms of this Agreement or appointed by the Management Committee from time to time under this Agreement;

Minerals means all minerals;

Mining means all operations associated with the extraction and treatment of Minerals on a commercial bass;

Mining Act means the Mining Act 1992 (NSW) and any regulations promulgated pursuant to that Act;

Mining JV Commencement Date means the date on which the parties make the Decision to Mine and enter into the Mining JVA;

Mining JVA means the Mining Joint Venture Agreement to be entered into by the parties on the Mining JV Commencement Date on terms not inconsistent with:

(a)	the principles set out in Schedule 3; and

(b)	this Agreement;

Native Title Claim means either:

(a)	any claim, application or proceeding in respect of Native Title Rights which is accepted by the Native Title Tribunal or the Registrar thereof pursuant to the

Native Title Act 1993 (Cth); or

(b)

any claim, application or proceeding in respect of those rights, interest and statutory protections of and relating to aboriginal persons as set out in the legislation of New South Wales or the Aboriginal and Torres Strait Islander Heritage Protection Act 1984 (Cth);

Native Title Rights has the same meaning as the expressions “native title” or “native title rights and interest” as defined in section 223(1) of the Native Title Act 1993 (Cth) and includes those rights, interests and statutory protections of and relating to aboriginal persons as set out in the relevant legislation of New South Wales or the Aboriginal and Torres Strait Islander Heritage Protection Act 1984 (Cth);

New Royalty has the meaning given in clause 15.4(f);

New Royalty Deed means a royalty deed containing the provisions set out in Schedule 4;

Option Payment has the meaning given in clause 2;

Penalty Interest Rate means the rate which is 2% per annum above the rate specified from time to time under section 2 of the Penalty Interest Rates Act 1983 (Vic).

Prior Royalty means the royalty interest under the agreement between Jervois, Plumbum Pty Ltd and Kannateal Pty Ltd dated 4 June 2002 as amended by the Addendum to that agreement dated 30 October 2003;

Proposed Programme and Budget means a work programme and budget for a given Financial Year, or other agreed period, in relation to the conduct of the Joint Venture Activities proposed by the Manager;

Receiving Party means the party to whom Information is disclosed or who possesses or otherwise acquires Information belonging or relating to a Disclosing Party;

Rehabilitation Obligations means the obligations of the Joint Venturers under the Mining Act, all Tenements and Authorisations, and all applicable statutory and contractual obligations relating to the rehabilitation, revegetation and cleaning up of the Site during and following completion of the Joint Venture Activities;

Related Body Corporate has the meaning given to that term in the Corporations Act;

Related Entity has the meaning given to that term in the Corporations Act;

Satisfaction Date means the date occurring 60 Business Days after the date of execution of this Agreement or such later date as the parties may agree in writing;

Scandium means the metal Scandium with the symbol Sc in the periodic table of the elements;

Shutdown Costs means all costs associated with shutting down all Joint Venture Activities including the costs associated with the satisfaction of the Rehabilitation Obligations and any redundancy or termination benefits or payments to any consultant or contractor or employee who is engaged by the Manager in the conduct of Joint Venture Activities, but only to the extent of the period for which an employee was engaged with the Joint Venture Activities;

Site has the meaning given in Background A to this Agreement;

Tenement means the mining tenement or tenements listed in Schedule 1 and includes any lease, licence, claim, permit or other authority issued or to be issued under the Mining Act to Jervois for the purposes of the Joint Venture which confers or may confer a right to prospect, explore for or mine any Mineral in the Site, or which may facilitate the enjoyment of such rights, and includes any application for, and any extension, renewal, conversion or substitution of, any of those tenements;

Third Party means a person who is not a party to this Agreement; and

Wilful Misconduct means an act or omission done or omitted recklessly or wantonly without regard for the consequences of that act or omission.

1.2	Interpretation

In this Agreement, unless the context requires otherwise:

(a)	the singular includes the plural and vice versa;

(b)	a gender includes the other genders;

(c)	the headings are used for convenience only and do not affect the interpretation of this Agreement;

(d)	other grammatical forms of defined words or expressions have corresponding meanings;

(e)	a reference to a document includes the document as modified from time to time and any document replacing it;

(f)	if something is to be or may be done on a day that is not a Business Day then it must be done on the next Business Day;

(g)	the word "person" includes a natural person and any body or entity whether incorporated or not;

(h)	the word "month" means calendar month and the word "year" means 12 months;

(i)	the words "in writing" include any communication sent by letter, facsimile transmission or email or any other form of communication capable of being read by the recipient;

(j)	a reference to a thing includes a part of that thing;

(k)	a reference to all or any part of a statute, rule, regulation or ordinance (statute) includes that statute as amended, consolidated, re-enacted or replaced from time to time;

(l)	wherever "include" or any form of that word is used, it must be construed as if it were followed by "(without being limited to)";

(m)	money amounts are stated in Australian currency unless otherwise specified; and

(n)

a reference to any agency or body, if that agency or body ceases to exist or is reconstituted, renamed or replaced or has its powers or functions removed (defunct body), means the agency or body which performs most closely the functions of the defunct body.

2.	Conditions precedent

2.1	Conditions precedent to completion

The formation of the Joint Venture is conditional on each of the following conditions (Conditions) being satisfied, or waived under clause 2.3, on or before the Satisfaction Date or any other date agreed by the parties in writing:

Condition			Party entitled
to benefit
(a)

EMC being reasonably satisfied that Jervois, subject to the Prior Royalty interest, is the sole and beneficial owner of the Joint Venture Property at the date of execution of this Agreement, free of encumbrances or claims by Third Parties and that the Joint Venture Property is in good standing under the relevant legislation.

EMC

(b)			Jervois

	(i)	EMC having paid the amount required under clause 2.5 (Escrow Amount) into the escrow account established under clause 2.5; and

	(ii)	Freehills releasing the Escrow Amount to Jervois in accordance with clause 2.5(c).

(c)	Approval of the Toronto Stock Exchange of this Agreement and the transactions contemplated by it.		Jervois and EMC

(d)	Consent of the New South Wales state government to the transactions contemplated in this Agreement or each of the Parties being reasonably satisfied that consent is not required.		Jervois and EMC

(e)

If required, EMC gives the Treasurer of Australia a notice under section 25 (or, where applicable, section 26 or 26A) of the Foreign Acquisitions and Takeovers Act 1975 (Cth) (FATA) relating to the transactions contemplated by this Agreement and:

Jervois and EMC

(i)

the Treasurer advises EMC that the Commonwealth of Australia has no objection to the transactions contemplated by this Agreement and any conditions imposed by the Treasurer are reasonably acceptable to EMC and Jervois; or

Condition			Party entitled
to benefit
	(ii)	the period in which the Treasurer is empowered to make an order under Part II of FATA lapses without the Treasurer having made such an order.

(f)	Jervois being reasonably satisfied of the financial capacity of Jervois EMC to carry out its obligations under the Agreement.

2.2	Parties must use best endeavours

(a)

Each party must use its best endeavours (within its own capacity) to ensure that each condition referred to in clause 2.1 (Condition) is fulfilled or waived on or before the date specified in that clause.

	(b)	Each party must:

(i) supply each other party with copies of all applications made and documents supplied for the purpose of fulfilling any Condition;

(ii) not take any action that would, or would be likely to, prevent or hinder the fulfilment of any Condition; and

(iii) within 2 Business Days of a party becoming aware that a Condition has been fulfilled, notify the other parties in writing of that fact.

	(c)	Nothing in this clause 2.2 requires a party to waive any Condition under clause 2.3 or accept unreasonable conditions or requirements imposed by Third Parties to satisfy any Condition.

(d)

Without limiting anything in clause 2.2(a) or 2.2(b), EMC must apply for (and do everything reasonably necessary to obtain) the approval referred to in clause 2.1(c) immediately on execution of this Agreement.

2.3	Fulfilment by waiver

A Condition is only waived:

	(a)	where the Condition is expressed to be for the benefit of a party, if that party gives notice of waiver of the Condition to the other party; or

	(b)	otherwise, if the parties agree in writing to waive the Condition,

but only to the extent set out in the waiver.

2.4	Failure of condition

	(a)	If a party has complied with its obligations under clause 2.2, it may terminate this Agreement by giving notice to the other party if:

(i) each Condition is not fulfilled, or waived under clause 2.3, before 5.00pm on the Satisfaction Date; or

(ii)	a Condition having been fulfilled, that Condition does not remain fulfilled in all respects at all times until the Satisfaction Date.

(b)	On termination under clause 2.4(a), no party has any obligation or liability to any other party, except in connection with claims that arose before termination.

2.5	Escrow Amount

(a)

Within 5 days of execution of this Agreement, EMC must pay into an interest- bearing escrow account established by the Australian law firm, Freehills (John Tivey, Partner) in favour of Jervois the sum of CAD$300,000 (together with any goods and services tax, other taxes or charges that may be imposed on payment of that amount) (Escrow Amount).

(b)

The Escrow Amount is to be held in escrow by Freehills in favour of Jervois in accordance with this clause 2.5 pending satisfaction or waiver of each Condition (other than the Conditions referred to in clause 2.1(b)) prior to the Satisfaction Date.

(c)

EMC must instruct Freehills to release, and Freehills must release, the Escrow Amount (together with any accrued interest on the Escrow Amount) to Jervois on the date that the last Condition (other than the Conditions referred to in clause 2.1(b)) is satisfied or waived.

	(d)	If this Agreement is terminated under clause 2.4(a), EMC may instruct Freehills to release the Escrow Amount (together with any accrued interest on the Escrow Amount) to EMC.

3.	Establishment of Joint Venture

3.1	Formation of the Joint Venture

The parties agree to establish with effect from the Commencement Date an unincorporated joint venture on and subject to the terms set out in this Agreement.

3.2	Objects and scope of Joint Venture

	(a)	The objects of the Joint Venture are to:

		(i)	assess the technical and economic viability of a mine and processing plant at the Site;

		(ii)	explore the Tenements for Minerals and, without limitation, for Scandium;

		(iii)	identify whether there is a commercially mineable resource of Scandium at the Site;

		(iv)	conduct the Feasibility Study;

		(v)	if the Feasibility Study indicates a commercially mineable resource and the parties make the Decision to Mine, carry out Mining and Development at the Site; and

		(vi)	negotiate and implement the Mining JVA.

with the objective of carrying out mine development, mining operations and processing operations for Scandium oxide of a marketable quality with an annual production capacity of at least 10 metric tonnes of Scandium Oxide (Sc2O3) on and subject to the terms set out in this Agreement.

(b)	The scope of the Joint Venture Activities under this Agreement does not extend to Mining or any other activity, unless the parties otherwise agree in writing.

3.3	Rights, obligations and liabilities of parties

The Joint Venturers agree that:

(c)

other than where specifically indicated to the contrary in this Agreement, the rights, duties, obligations and liabilities of the parties will in every case, be several and not joint, nor joint and several;

(d)

the relationship between the parties is one of joint venturers and, except as expressly and specifically provided for in this Agreement, nothing contained in this Agreement constitutes any party as an agent, partner, employee, representative or trustee of the other party, or creates any agency, partnership, employment or representative relationship or trust for any purpose whatsoever; and

(e)

except as otherwise specifically provided for in this Agreement, each party does not have any authority or power to act for, or to create or assume any responsibility, liability or obligation on behalf of the other party.

3.4	Party covenants

(a) Each Joint Venturer covenants and agrees as a separate covenant with the other party:

(i) to perform any obligations and commitments it may have in relation to the Site under the Mining Act or other applicable legislation;

(ii) to perform its obligations under or relating to the fulfilment of any contract which relates to the Joint Venture or the Joint Venture Activities;

(iii) not to engage either alone or in association with another or others in any activity over the Site except as provided or authorised under this Agreement; and

(iv)

to be just and faithful, to cooperate with and act reasonably in all its dealings with the other party and the Manager concerning the Joint Venture, provided that, except as expressly provided by this Agreement, neither party is under any fiduciary or other duty to the other party.

(b) For the avoidance of doubt, each party has the unrestricted right to engage in and receive the full benefit of any competing activities outside the Site.

3.5	Party warranties

Each Joint Venturer warrants for the benefit of the other Joint Venturer that:

(a) (Incorporation) it is validly incorporated, organised and subsisting in accordance with the Laws of its place of incorporation;

(b)	(Power and capacity) it has full power and capacity to enter into and perform its obligations under this Agreement;

(c)	(Corporate authorisations) all necessary authorisations for the execution, delivery and performance by it of this Agreement in accordance with its terms have been obtained;

(d)

(No legal impediment) its execution, delivery and performance of this Agreement complies with its constitution and does not constitute a breach of any Law or obligation, or cause a default under any agreement by which it is bound; and

(e)	(No trust) it enters into and performs this Agreement on its own account and not as trustee for or nominee of any other person.

3.6	Jervois Warranties

Jervois warrants to EMC that as at the date of execution of this Agreement:

	(a)	the tangible and intangible property related to the Tenements is in good standing;

(b)

all taxes, rentals and other payments and all acts required to be done to maintain the Tenements in good standing have been paid and made and there has been no default by Jervois which would allow any other rights comprised in the project to be cancelled;

	(c)	Jervois owns the Joint Venture Property at the date of execution of this Agreement free and clear of any claims, encumbrances and restrictions on transfer; and

	(d)	other than the Prior Royalty, no Third Party has any interest, royalty, or right to acquire any interest or royalty, in the Project.

3.7	Prior Royalty

The parties acknowledge and agree that:

	(a)	the terms of this Agreement will be subject to the Prior Royalty; and

	(b)	and royalty payments due pursuant to the Prior Royalty after the date of this Agreement will be met as a Joint Venture expense.

4.	Initial Exploration Work

	(a)	Upon the Commencement Date, EMC will conduct solely at its own expense a program of initial exploration work in connection with the Site consisting of, as a minimum:

(i) the expenditure of at least A$500,000 plus GST;

(ii) investigations to confirm the Scandium resource on the Site; and

(iii) substantial laboratory test work to optimise the process flow sheet for Scandium extraction from the Nyngan laterite using innovative technology developed by Jervois, CSIRO and TTS Inc

(Initial Exploration Works).

The Initial Exploration Works are to be completed within 180 Business Days of the commencement of the Exploration and Development JVA (Initial Exploration Works Period).

(b)	If EMC does not proceed with or complete the Initial Exploration Works as required by clause 4 within the Initial Exploration Works Period, the Agreement will terminate and EMC must pay to Jervois:

(i)	the difference between the amount actually incurred by EMC in connection with the Initial Exploration Works and A$500,000; and

(ii)	interest at the Penalty Interest Rate on that sum calculated on a monthly basis from the Commencement to the date on which it is paid.

(c)

The amount payable to Jervois in accordance with clause 4(b) is a debt due to Jervois and payable to Jervois within 40 Business Days of the date on which EMC discontinue the Initial Exploration Works or the expiry of the Initial Works Exploration Period, whichever occurs first.

(d)	Within 60 Business Days of the completion of the Initial Exploration Works or the conclusion of the Initial Works Exploration Period (whichever is the earlier):

(i)

EMC will provide a summary report to Jervois within 40 Business Days of the Initial Exploration Works Period consisting of any and all technical and geological information pertaining to the Gilgai Resource and including (as a minimum):

(A)	a summary of all activities completed;

(B)	all engineering studies;

(C)	technical data and analysis of the technical data;

(D)	exploration outcomes;

(E)	expenditure summary; and

(F)	estimates of likely capital expenditure operational expenditure.

(ii)	EMC will notify Jervois in writing whether it intends to proceed with or withdraw from the Joint Venture (Election Date).

(e)	If EMC elects, in accordance with clause 4(d), to proceed with the Joint Venture:

(i)

Apart from the Parties' specific obligations under this Agreement, EMC and Jervois will with effect from the Election Date equally share all obligations and liabilities associated with the Freehold Land, Tenements and Information associated with the Site and all the costs associated with any authorisations and approvals required for the Joint Venture; and

(ii)	EMC will at its own cost proceed with all works necessary to produce the Feasibility Study.

5.	Feasibility Study

(a)

With effect from the Election Date, (should EMC elect to proceed) EMC will continue with all exploration and evaluation work required to prepare a final Feasibility Study within 240 Business Days of the expiry of the Election Date.

	(b)	EMC will deliver a copy of the Feasibility Study to Jervois within 5 Business Days of it being signed in accordance with clause 5(a).

	(c)	If:

(i)	EMC does not deliver the Feasibility Study to Jervois in accordance with clause 5(a); or

(ii)	the Feasibility Study does not conclude that there is a commercially minable resource or the project is technically or economically viable,

this agreement will terminate.

6.	Joint Venture Interest

6.1	Initial Joint Venture Interest of Parties

The Initial Joint Venture Interest of the Parties under this Agreement is:

Jervois	100%

EMC	Nil

6.2	EMC Joint Venture Interest

	(a)	If:

		(i)	EMC delivers the Feasibility Study in accordance with clause 5(a);

		(ii)	the Feasibility Study concludes there is a commercially mineable resource and that the project is technically and economically viable;

(iii)

EMC makes payment to Jervois, within 5 Business Days of the delivery of the Feasibility Study, of the sum of AUD$1,300,000.00 plus GST as reimbursement for expenses Jervois has incurred in conducting preliminary exploration works at the Site; and

		(iv)	EMC has otherwise met all of its obligations under this Agreement;

the Parties Joint Venture Interests under this Agreement will be:

Jervois	50%

EMC	50%

(b)	The date upon which this occurs will be known as the Earned Interest Date.

6.3	No obligation to demonstrate expenses

Jervois is not required to satisfy EMC that it has incurred expenditures in conducting preliminary exploration works at the Site in the amount of AUD$1,300,000.00 or at all.

7.	Management Committee

7.1	Establishment

As soon as practicable after the Commencement Date, the Joint Venturers must establish and maintain a Management Committee to which each Joint Venturer must appoint a representative in writing.

7.2	General responsibilities

(a) Subject to this Agreement the Management Committee will have overall management and control of the Joint Venture.

(b)

Without limiting clause 7.2(a), the Management Committee is to supervise the Manager in the management of the Joint Venture and to make, subject to this Agreement, all strategic decisions relating to the conduct of Joint Venture Activities, including the consideration and approval of any Proposed Programme and Budget and any amendments to any Approved Programme and Budget.

(c)

All decisions of the Management Committee which are within the power, authority or discretion of the Management Committee or are by this Agreement matters to be determined by resolution of the Management Committee are binding on the Joint Venturers and the Manager.

7.3	Membership

(a)

The Management Committee will consist of two members (and their alternates) appointed by each Joint Venturer. An alternate will represent the member and exercise all the powers of the member when the member is absent from a meeting.

(b) Each Joint Venturer may remove any member (or the alternate) appointed by it and appoint another by giving notice to all the Joint Venturers.

(c)

Each member has full power and authority to represent and bind the Joint Venturer which appointed him or her in all matters decided by the Management Committee and the Joint Venturer is bound by all votes cast by its representative.

(d) Jervois will designate one of its members as chairman of the Committee to chair meetings. For the avoidance of doubt, the chairman will not have a casting vote.

7.4	Meetings

(a) The Manager must convene a meeting of the Management Committee at least every 6 months after the Commencement Date.

(b) The Manager must convene a meeting of the Management Committee at the request of any Joint Venturer.

(c) The Manager must give at least 20 Business days notice of the meeting to the Joint Venturers.

(d)

At least 10 Business Days prior to each meeting the Manager will provide to the Joint Venturers an agenda of the matters to be discussed at the meeting. Items may be added to the agenda by any Joint Venturer at least 5 Business Days before the meeting. The Manager will provide the final agenda to the Joint Venturers at least 2 Business Days prior to the meeting.

(e)	All meetings of the Management Committee must be held in Melbourne unless otherwise agreed by the Joint Venturers.

(f)

Meetings may be convened in person, or by video meeting or conference telephone call at which all representatives of the Joint Venturers have the opportunity to be present. All persons participating in the video meeting or conference telephone call must be able to hear each of the others.

7.5	Quorum

	(a)	The quorum for a meeting of the Management Committee is at least one member representing each Joint Venturer.

(b)

If a quorum is not present within 30 minutes of the time appointed for the holding of a meeting, the meeting will be adjourned to the same time and place one week afterward and the Manager will notify the Joint Venturers of the adjournment.

	(c)	If a quorum is not present within 30 minutes of the time appointed for the adjourned meeting, the Joint Venturer present may discharge the business of the adjourned meeting.

	(d)	Each member of the Management Committee may be accompanied at meetings of the Management Committee by a reasonable number of observers and advisers.

7.6	Voting

	(a)	At any meeting of the Management Committee, a Joint Venturer (other than a Defaulting Joint Venturer) may cast, through its representative, the number of votes equal to its Joint Venture Interest.

	(b)	Subject to clause 7.6(c), all decisions of the Management Committee must be determined by majority resolution.

	(c)	The following decisions require unanimous approval by the Joint Venturers:

(i) the disposal or relinquishment of a Tenement;

(ii) the disposal of Joint Venture Property worth in excess of $100,000;

(iii) the supply by a participant of materials to the Joint Venture with value in excess of $100,000; and

(iv) removal and replacement of the Manager under clause 8.2(b).

(d)

A resolution in writing (which may consist of one or several documents in the same terms) signed by at least one representative of each of the Joint Venturers or approved by facsimile or by authenticated email transmitted by at least one representative of each Joint Venturer and subsequently confirmed in writing is as viable and effectual as if it had been passed at a duly convened meeting of the Management Committee.

7.7	Minutes

The Manager will cause minutes to be kept of each meeting of the Management Committee and will circulate the draft minutes to each of the Joint Venturers within 10 Business Days after the holding of the meeting. The minutes, as approved at the next meeting of the Management Committee, are a correct record of the meeting to which they relate.

7.8	Costs

All costs incurred by a Joint Venturer in participating in the Management Committee will be borne by that Joint Venturer.

7.9	Sub-committees

The Management Committee may, from time to time, create sub-committees (comprising such persons as the Management Committee thinks fit) to consider and report back to the Management Committee on any particular issues relating to Joint Venture Activities.

8.	Manager

8.1	Appointment of Manager

The Joint Venturers severally appoint EMC to be the Manager of the Joint Venture and agent of the Joint Venturers for the purposes of this Agreement from the Commencement Date, and EMC accepts that appointment, on and subject to the terms of this Agreement.

8.2	Term of appointment of Manager

The appointment of the Manager continues until:

(a) this Agreement is terminated for any reason;

(b) the Manager resigns, having given at least 40 Business Days written notice to the Joint Venturers and the Management Committee resolves that a new Manager should be appointed; or

(c)

the Manager suffers an Insolvency Event or commits a material breach or default in the performance of a material obligation under this Agreement and fails to remedy that default within 40 Business Days of receipt of written notice of default served by a Joint Venturer.

8.3	Remuneration

EMC will not be entitled to remuneration or compensation of any kind for its role as Manager.

8.4	Appointment of new Manager

(a) Upon the termination of the appointment of the Manager, the Joint Venturers must promptly appoint a new Manager under the terms of this Agreement, if this Agreement is not otherwise terminated.

(b) The previous Manager must continue to act as Manager until the new Manager is appointed and commences its duties.

(c)

Upon the new Manager commencing its duties, the previous Manager must immediately deliver to the new Manager all Joint Venture Property and all documents, books, records and accounts relating to the Joint Venture held by it or under its control.

8.5	Liability of Manager

(a)

Subject to clause 8.5(b), the Manager is not liable for any loss or damage suffered or liability incurred by a Joint Venturer in the course of the performance or purported performance of its functions as Manager or due to its failure to perform or breach of its functions or obligations as Manager, except for any loss or damage arising directly from the fraud, Gross Negligence or Wilful Misconduct of the Manager, its directors or executive officers or agents.

(b) The limitations on the liability of the Manager under clause 8.5(a) do not limit or restrict the liability as a Joint Venturer or a Joint Venturer which is also the Manager.

8.6	Indemnity to Manager

Each Joint Venturer, to the extent of its Joint Venture Interest, must indemnify and hold harmless the Manager, its directors, employees, agents and contractors (Indemnified Persons) from and against all damage, loss, expense or liability of any nature suffered or incurred by the Indemnified Persons (including any claims made by Third Parties) in connection with the Joint Venture Activities, including any personal injury, disease, illness or death, or physical loss of or damage to property, of the Indemnified Persons or any Third Party, except insofar as the same arises by reason of the act or omission of any of those Indemnified Persons.

9.	Functions, powers and duties of Manager

9.1	Functions of the Manager

The Manager reports to the Management Committee and must:

(a) by itself or through its employees, agents or contractors, manage, direct and control Joint Venture Activities as agent for and on behalf of the Joint Venturers;

(b) exercise and discharge its powers and duties under this Agreement in accordance with Approved Programs and Budgets, and decisions made by the Management Committee;

(c)

conduct Joint Venture Activities in a good, workmanlike and commercially reasonable manner in accordance with good Australian methods, procedures and practices, and with the standard of diligence and care, normally exercised by duly qualified persons in the performance of comparable work; and

(d)	act in good faith in all its dealings, as Manager, with each Joint Venturer.

9.2	Powers and duties of the Manager

In the course of managing, supervising and conducting Joint Venture Activities, the Manager is entitled to have access to and control of all Joint Venture Property and must, either itself or through such Third Parties as it may engage:

	(a)	(Proposed Programmes and Budgets) prepare and submit to the Management Committee for approval all Proposed Programmes and Budgets and all other estimates and reports required by this Agreement;

	(b)	(Approved Programmes and Budgets) carry out the work required to implement all Approved Programmes and Budgets;

(c)

(tenders and contracts) obtain, evaluate and accept quotes and tenders (within the limits determined by the Management Committee), and enter into, administer and enforce, as agent of the Joint Venturers, all contracts required for the performance of works and services necessary to perform this Agreement and undertake the Joint Venture Activities;

(d)

(personnel) engage, dismiss, supervise and control all management, technical and labour personnel necessary for performance of its obligations under this Agreement including determining the terms and conditions of such engagement and conducting all industrial relations;

(e)

(payment and bank accounts) pay on behalf of the Joint Venturers out of the funds provided by the Joint Venturers all costs and expenses incurred by the Manager in the conduct of the Joint Venture Activities and for such purpose maintain and operate one or more separate bank accounts (within which its own funds are not commingled) on behalf of the Joint Venturers for the purposes of the Joint Venture;

(f)

(Laws and Authorisations) comply with all Laws and Authorisations applicable to the conduct of the Joint Venture Activities, including those relating to health, safety and environmental protection, and ensure that all Authorisations required to conduct the Joint Venture activities are applied for, obtained and maintained;

(g)

(Tenements) register this Agreement under the Mining Act against the Tenements, keep and renew those Tenements in good standing (including paying all rents, taxes, expenditures and other outgoings by the due date), and manage, administer, protect and enforce the rights and obligations of the holders under the Tenements;

(h)

(statutory reports) prepare, file and lodge all statutory reports as and when required under the Mining Act and any other applicable laws in respect of the Tenements (other than reports required to be submitted by the Joint Venturers in their individual capacities as Joint Venturers);

	(i)	(rehabilitation) establish a rehabilitation fund, formulate a rehabilitation programme and carry out the Rehabilitation Obligations;

(j)

(native title) act as the Joint Venturers’ representative in respect of Native Title Rights and Aboriginal heritage issues, negotiate and enter into agreements with the parties to Native Title Claims and in all other respects deal with issues of this kind as and when they arise, provided that the Manager may not recognise any Native Title Rights or agree or settle any Native Title Claims, without the prior approval of the Management Committee;

(k)

(insurances) effect and maintain all insurances appropriate in relation to Joint Venture Property and Joint Venture Activities, or as required by Law, and any additional insurances which the Management Committee requires to be effected, provided that the Manager must wherever possible procure that all such insurances include a provision that the insurer has no right of subrogation against any Joint Venturer or the Manager and that the Joint Venturers and the Manager are to be named, to the extent of their interests, on each policy of insurance;

(l)	(insurance certificates) if requested, provide full details to a Joint Venturer of all insurances effected by the Manager under this Agreement, including certificates of currency;

(m)

(no Encumbrances) keep the Joint Venture Property free and clear of all Encumbrances, except for those existing at the time of, or created concurrent with, the acquisition of the Joint Venture Property, or liens arising in the ordinary course of business which must be released or discharged in a diligent manner, or Encumbrances specifically approved by the Management Committee;

(n)

(disposal of surplus equipment) dispose of by sale, assignment, abandonment or other transfer of Joint Venture Property which the Manager classifies as surplus and is no longer needed for Joint Venture Activities and which the Management Committee approves for disposal;

(o)

(litigation) institute, defend, compromise or settle any court or arbitration proceedings or insurance claims affecting or relating to Joint Venture Activities or Joint Venture Property, provided that the Manager may not institute, compromise, or settle any court or arbitration proceedings or insurance claims exceeding an amount determined by the Management Committee without the prior approval of the Management Committee;

(p)	(emergencies) take such action as the Manager may consider necessary or advisable to prevent or respond to an Emergency;

(q)

(GST) act as the Joint Venturers’ representative for the purposes of seeking registration of the Joint Venture as a GST joint venture under the GST Act and manage, administer and enforce the rights and obligations of the Joint Venturers under such GST joint venture; and

(r)	(other incidental) do all other acts and things that are reasonably necessary or desirable to fulfil its functions or are incidental to the above powers and duties.

9.3	Manager’s obligations are subject to provision of funds

Notwithstanding anything to the contrary elsewhere in this Agreement, the performance by the Manager of its obligations under this Agreement is subject to the Manager being provided with sufficient funds by the Joint Venturers to enable the Manager to perform those obligations.

9.4	Manager may delegate

The Manager may delegate any of its rights, remedies, powers, discretions and obligations to an agent of the Manager, provided that:

	(a)	the Manager may only delegate the whole of its rights, remedies, powers, discretions and obligations with the approval of the Management Committee;

	(b)	any delegation does not relieve the Manager of any of its obligations or responsibilities under this Agreement; and

	(c)	it informs the Management Committee at its next meeting of the identity of the delegate and the matter which has been delegated.

9.5	Agreement with Related Body Corporate

The Manager may not enter into an agreement with a Related Body Corporate of the Manager for the supply of goods or services or both under this Agreement unless the proposed agreement is on terms and conditions which are no less favourable to the Joint Venturers than an arm’s length commercial agreement with a Third Party supplier which is not a Related Body Corporate of the Manager, and the proposed agreement is approved by the Management Committee.

9.6	Litigation

A Joint Venturer has the right to participate, at its own expense, in litigation or administrative proceedings initiated by the Manager on behalf of the Joint Venturers.

10.	Decision to Mine

	(a)	Once the Feasibility Study is obtained, the Management Committee will meet and determine whether to:

		(i)	make the Decision to Mine;

		(ii)	continue exploration activities on the Site; or

		(iii)	discontinue operations and terminate this Agreement in accordance with clause 17.1.

11.	Mining JV

On the Mining JV Commencement Date:

(a)	the parties will enter into the Mining JVA;

(b)	the Mining JVA will include a provision:

(i) requiring EMC to pay to Jervois a royalty of AUD$2.00 per tonne of Scandium ore mined;

(ii)

acknowledge that EMC may redeem that royalty obligation by payment to Jervois of an amount of AUD$2,000,000.00 less any amounts paid under that royalty obligation to the date of payment at any time whilst the royalty is payable.

12.	Contribution to Joint Venture Costs

12.1	Ongoing contributions

In addition to payments expressly set out in this Agreement, on and from the Earned Interest Date, each Joint Venturer must contribute to all Joint Venture Costs in proportion to its Joint Venture Interest on each date on which a contribution is due to be made under clause 12.2.

12.2	Cash Calls

(a)

All contributions made by a Joint Venturer after the Earned Interest Commencement Date must be made by that Joint Venturer paying to the Manager, within 10 Business Days after receipt of a Cash Call, the amount stated in the Cash Call as due for payment by that Joint Venturer. Payment of a Cash Call will not affect the right of a Joint Venturer to seek a correction of any error made by the Manager.

(b)

The Manager must issue Cash Calls for contributions by the Joint Venturers whenever the Manager sees fit but not more frequently than once per calendar month and not so as to require payment more than 10 Business Days in advance of the calendar month in which the Manager anticipates that the Joint Venture Costs to which it relates will become payable.

(c) Each Cash Call must set out in reasonable detail the items in the Approved Programme and Budget to which a contribution towards Joint Venture Costs is required.

13.	Programmes and Budgets

13.1	Proposed Programme and Budget

(a)

By no later than 15 June in each Year or such other dates as the Management Committee may agree, the Manager must provide the Joint Venturers with a Proposed Programme and Budget which must include details of the programme of Joint Venture Activities proposed for the next Year and an itemised budget specifying all estimated Joint Venture Costs proposed to be charged by the Manager on a monthly basis under this Agreement.

(b) Each Proposed Programme and Budget must include expenditure on the Tenements sufficient to comply with minimum expenditure obligations under the Mining Act during that period.

13.2	Approved Programme and Budget

(a)

Not less than 7 days after provision of a Proposed Programme and Budget, and by no later than the end of June in each Year or such other month as the Management Committee may determine, the Management Committee must meet and discuss the Proposed Programme and Budget for the next Year and adopt, with or without amendment, an Approved Programme and Budget for that Year.

(b)	Once approved, the Manager must implement the Approved Programme and Budget, and give a copy to each Joint Venturer.

(c)	An Approved Programme and Budget may be amended by the Manager with the approval of the Management Committee.

13.3	Expenditure not covered by Programme and Budget

(a) The Manager may not exceed an Approved Programme and Budget by more than 10% without the approval of the Management Committee except in cases of Emergency.

(b) The Manager must advise the Management Committee as soon as it becomes aware of any likely or actual budget overruns.

14.	Accounts, reports, audit and access

14.1	Joint Venture accounting

The Manager must maintain separate books, accounts and records for the Joint Venture of Joint Venture Costs in accordance with the Accounting Standards.

14.2	Reports to Joint Venturers

The Manager must keep the Joint Venturers informed of all Joint Venture Activities by submitting in writing to the Joint Venturers:

(a)

within one month of the end of each quarter, quarterly progress reports which include a statement of Joint Venture Costs and comparisons of such expenditures to the Approved Budget, including quarterly summaries of data acquired;

(b)

within one month of the end of each Year, a detailed final report after completion of each Approved Programme and Budget, which must include comparisons between actual and budgeted Joint Venture Costs;

(c)

as soon as possible thereafter, a report on the happening of any event or occurrence which the Manager considers is likely to materially affect the interest of all or any of the Joint Venturers, or the value or worth of any of the Tenements, or that would be required to be disclosed to the market by a Joint Venturer (or a Related Body Corporate of a Joint Venturer) pursuant to the Listing Rules;

(d) within one month in each case of its completion, a copy of any material report concerning Joint Venture Activities produced by the Manager; and

(e) such other reports as the Management Committee may direct.

14.3	Joint Venture accounts and audit

(a)

The Manager must prepare the accounts for the Joint Venture reflecting the results for each Year of all transactions connected with the Joint Venture Activities (Joint Venture Accounts) which must be completed, audited by the Auditor and provided to the Joint Venturers no later than 3 months after the end of each Year.

(b)

Any Joint Venturer which requires any particular audit requirements to be satisfied by the Auditor may make known to the Manager in writing its additional particular requirements before the audit is completed. The Manager must provide the particular audit requirements to the Auditor forthwith and the additional cost of conducting any additional audit must be paid by that Joint Venturer.

(c)	The Manager must rectify any issues or qualifications raised by the Auditor concerning the Joint Venture Accounts or Joint Venture Activities as soon as is reasonably practicable.

14.4	Individual Joint Venturer responsibilities

(a)

Each Joint Venturer is responsible, in respect of its Joint Venture Interest, for all financial and accounting records required by Law or to support its income tax returns or any other accounting reports required by any Authority.

(b)

The Manager must provide to each Joint Venturer such Joint Venture information prepared by the Manager in accordance with this Agreement, as the Joint Venturer may reasonably require to prepare its financial and accounting records.

14.5	Joint Venturer access

A Joint Venturer is entitled, during working hours at reasonable intervals, and the Manager must give, on reasonable notice at the Joint Venturer’s expense and risk, access to, and the right to inspect any Joint Venture Property, provided that the Joint Venturer ensures that there is no interference with Joint Venture Activities.

15.	Withdrawal and Dilution

15.1	Required payments

EMC must pay all unpaid amounts of each of the payments which are set out in clause 2.1(b) and 4(a) together with any other amounts due and payable under this Agreement within 5 Business Days of its withdrawal or other termination of this Agreement.

15.2	Withdrawal prior to Mining JV Commencement Date

Subject to clause 15.1, EMC may, upon 20 Business Days written notice, withdraw from the Joint Venture after completion of the Initial Exploration Works or, after the Earned Interest Date, at any time before the Mining JV Commencement Date.

15.3	Other obligations

Any withdrawal from the Joint Venture is without prejudice to any rights or obligations of the Joint Venturers arising prior to the withdrawal, and any forfeiture of a Joint Venture Interest is not to be take as satisfaction, wholly or partly, of the obligations of the withdrawing Joint Venturer prior to withdrawal.

15.4	Unpaid cash calls

(a)

If a party (Defaulting Joint Venturer) fails to pay when due any Cash Call (Unpaid Cash Call Event) and the Defaulting Joint Venturer fails to remedy or compensate for the Unpaid Cash Call Event in accordance with this Agreement, then the non-Defaulting Joint Venturer may elect either:

(i) to dilute the Joint Venture Interest of the Defaulting Joint Venturer in accordance with the dilution formula set out in clause 15.5; or

(ii)	to acquire the whole of the Defaulting Joint Venturer's Joint Venture Interest.

(b)

Within 30 days following an Unpaid Cash Call Event, the non-Defaulting Joint Venturer must give notice to the Defaulting Joint Venturer informing it whether the non-Defaulting Joint Venturer wishes either to acquire the Defaulting Joint Venturer's Joint Venture Interest or to dilute the Joint Venture Interest of the Defaulting Joint Venturer.

(c)	If the non-Defaulting Joint Venturer elects to acquire the whole of the Defaulting Joint Venturer's Joint Venture Interest, then:

(i)

if a Feasibility Study has not been completed, no cash consideration is payable by the non-Defaulting Joint Venturers to the Defaulting Joint Venturer and in lieu of cash consideration for the transfer of the Joint Venture Interest, the non-Defaulting Joint Venturer must (to the extent of the Defaulting Joint Venturer's Joint Venture Interest acquired):

		(A)	cure any Default Event of the Defaulting Joint Venturer which is capable of being cured; and

		(B)	assume all future obligations and liabilities in respect of the Defaulting Joint Venturer’s Joint Venture Interest.

(ii)

if the Feasibility Study has been completed, the consideration payable by the non-Defaulting Joint Venturer to the Defaulting Joint Venturer is the market value of the Interest being acquired by that non-Defaulting Joint Venturer as at the date of the Unpaid Cash Call Event, less 10% and all amounts due from the Defaulting Joint Venturer to the non-Defaulting Joint Venturer or the Manager on its behalf under this Agreement, such market value and date being determined by an Expert appointed under clause 19.3 of this Agreement, who must make such determination within 30 days of his or her appointment;

(iii)

the Defaulting Joint Venturer must, within 30 days of receipt of the notice of acquisition, execute and deliver all deeds and documents necessary for, and complete, the assignment of its Joint Venture Interest to the non- Defaulting Joint Venturer;

	(iv)	the Defaulting Joint Venturer must pay all stamp duty and other transfer costs which become payable upon the non-Defaulting Joint Venturers acquiring its Joint Venture Interest; and

(v)

upon completion of the assignment of its Joint Venture Interest to the non- Defaulting Joint Venturers, including the payment of all transfer costs, the Defaulting Joint Venturer is released from its obligations under this Agreement arising after the assignment, other than the obligations of confidentiality set out in this Agreement.

(d)

The Joint Venturers acknowledge that the consideration for the acquisition by a non-Defaulting Joint Venturer of a Defaulting Joint Venturer’s Joint Venture Interest (including the assumption of all future obligations and liabilities):

(i)	is agreed following negotiations involving all Joint Venturers which accepted that the consideration does not constitute or give rise to a penalty, forfeiture or unjust enrichment; and

(ii)	represents a reasonable and good faith assessment of the just and fair compensation for the Defaulting Joint Venturer in all the circumstances surrounding the Default Event.

(e)

The Defaulting Joint Venturer irrevocably appoints each non-Defaulting Joint Venturer severally as its lawful attorney to act for it in its name or otherwise as the Manager (acting reasonably) deems fit for the purposes of doing all such acts and executing all such documents as may reasonably appear to the non-Defaulting Joint Venturers to be necessary or desirable to comply with the obligations of the Defaulting Joint Venturer under this Agreement. The Defaulting Joint Venturer is bound by all acts of the non-Defaulting Joint Venturers as attorney pursuant to this clause.

(f)	Nothing in this Agreement prevents a non-Defaulting Joint Venturer from pursuing any other rights or remedies available to it either at law or in equity against the Defaulting Joint Venturer.

15.5	Dilution

(a)

Within 7 days of the adoption by the Management Committee of an Approved Programme and Budget a Joint Venturer may give notice to the other Joint Venturers that it does not wish to contribute to Joint Venture Activities pursuant to the Approved Programme and Budget (Dilution Notice) whereupon it becomes a Diluting Joint Venturer for the purposes and duration of that Approved Programme and Budget.

(b)

Upon a Dilution Notice being given, the Diluting Joint Venturer is not obliged or entitled to make any further contribution to that Approved Programme and Budget and its Joint Venture Interest is reduced in accordance with the following formula (with the Joint Venturer Interest of the other Joint Venturers, not being a Joint Venturer which is itself diluting, increasing pro-rata in proportion to their respective Joint Venture Interests):

JVI = DE x 100%
                TE

Where:

JVI	=	the ongoing Joint Venture Interest of the Diluting Joint Venturer after the Dilution Notice;

DE	=	the total Joint Venture Expenditure actually incurred plus Expenditure deemed to have been incurred by the Diluting Joint Venturer up to the date of the Dilution Notice; and

TE	=	the total Joint Venture Expenditure actually incurred plus Expenditure deemed to have been incurred by all Joint Venturers up to the date of the Dilution Notice.

For the purpose of the calculation of DE and TE, the Joint Venturers are each deemed to have incurred Joint Venture Expenditure equal to the actual Development Costs contributed by EMC up to the Earned Interest Date.

15.6	Additional Called Sums

(a)

Within 7 days of receiving a Dilution Notice, the Manager must make additional Cash Calls to the Joint Venturers in proportion to their respective Joint Venture Interests (other than the Diluting Joint Venturer) to replace the contributions not being made by the Diluting Joint Venturer.

(b) Within 14 days of receiving a further Cash Call a Joint Venturer (Other than a Diluting Joint Venturer) may elect:

(i) to proceed with the Approved Programme and Budget and pay the additional Cash Call; or

(ii) not to contribute to the Approved Programme and Budget and give a Dilution Notice.

15.7	Re-assessment of Programme and Budget

If a further Dilution Notice is given by another Joint Venturer, the Manager must, within 14 days of further Dilution Notice being given, call a meeting of the Management Committee to revise the Approved Programme and Budget. A Diluting Joint Venturer is entitled to vote at such meeting or any adjournment.

15.8	Transfer of Joint venture Interest

On request by a Joint Venturer, the Diluting Joint Venturer must, at its cost and expense, transfer to the other Joint Venturers sufficient numbers of shares in the Tenements so that their respective Joint Venture Interests correspond with the registered shares in the Tenements after giving effect to the Dilution Notice.

15.9	Withdrawal of Dilution Notice

Upon an Approved Programme and Budget being revised or confirmed at a meeting of the Management Committee, a Diluting Joint Venturer may within 14 days of that meeting give notice to the Manager and the other Joint Venturers withdrawing any prior Dilution Notice and thus electing to make the relevant contribution.

15.10	Minimum Joint Venture Interest and Royalty

(a)

If the Joint Venture Interest of a Joint Venturer reduces to below 10% at any time, that Joint Venturer is deemed to have sold to the other Joint Venturers the whole of its Joint Venture Interest in return for a royalty of 2% of gross proceeds from the Site (New Royalty).

(b) In that event the Joint Venturers will execute the New Royalty Deed.

(c) The Parties acknowledge that the New Royalty, if payable to Jervois, will be in addition to any amount payable to Jervois pursuant to clause 11(b)(i) of this Agreement.

16.	Default

16.1	Default Events

Each of the following is a Default Event:

	(a)	a material breach by a Joint Venturer of any of its material obligations under this Agreement;

	(b)	an Insolvency Event occurring in relation to a Joint Venturer,

(each a Breach Default Event)

	(c)	monies which are due under this Agreement (Unpaid Monies) are not paid when due (Unpaid Monies Default Event).

16.2	Breach Default Events to be remedied

(a)

The Manager or a non-defaulting Joint Venturer may, at any time after a Breach Default Event occurs, serve a written notice on the Defaulting Joint Venturer specifying the nature of the Breach Default Event. The Defaulting Joint Venturer must then:

(i) remedy the default within 10 Business Days of receipt of the notice of default; or

(ii)

pay adequate monetary compensation to the non-defaulting Joint Venturer if the default is incapable of being remedied, such payment to be made within 5 Business Days of receipt of the notification of the amount of compensation payable, as determined under this Agreement.

(b)

The Joint Venturers must agree in writing the amount of adequate monetary compensation to be paid by the Defaulting Joint Venturer under clause 16.2(a)(ii). If the Joint Venturers have not reached agreement within 10 Business Days after the date on which notice is given, the matter must be referred to the dispute resolution process under clause 19.

16.3	Unpaid Monies Default Event

	(a)	If an Unpaid Monies Default Event occurs, the Manager must promptly give to the Defaulting Joint Venturer a notice to remedy the default within 5 Business Days (Non-Payment Notice).

	(b)	The Defaulting Joint Venturer must pay interest on Unpaid Monies at Penalty Interest Rate.

	(c)	A Joint Venturer remains a Defaulting Joint Venturer until such time as the outstanding moneys, including any interest payable, are paid in full.

	(d)	If the Defaulting Joint Venturer fails to comply with the Non-Payment Notice, the matter must be referred to the dispute resolution process under clause 19.

16.4	Proceedings against Defaulting Joint Venturer

(a)	The Manager or a non-defaulting Joint Venturer may institute proceedings against a Defaulting Joint Venturer to enforce performance of any of the provisions of this Agreement.

(b)	The Defaulting Joint Venturer must pay on demand all solicitors fees, court costs, and other costs reasonably incurred by the party taking action to enforce the provisions of this Agreement.

17.	Term and termination

17.1	Term of Agreement

This Agreement commences on the Commencement Date and continues until the earliest to occur of any of the following:

(a) the Joint Venturers make a determination under clause 10(a)(iii);

(b) the non-defaulting Joint Venturers (for themselves and as attorney for the Defaulting Join Venturer) agree in writing to terminate the Joint Venture;

(c) a Decision to mine is not made within 480 Business Days of the Earned Interest Date,

(Termination Events)

and will thereafter terminate upon completion of the winding-up of the Joint Venture.

17.2	Winding up of Joint Venture Activities

(a) Immediately following the occurrence of a Termination Event, the Manager must commence winding up the Joint Venture Activities, including:

(i) arranging for an evaluation of the Shutdown Costs as at the date of the termination of the Joint Venture, including the costs of satisfying the Rehabilitation Obligations;

(ii) taking such steps to dispose of Joint Venture Property (excluding the Site and the Tenements) as it is directed to take by the Management Committee;

(iii) after paying the Shutdown Costs, distributing any net amount remaining among the Joint Venturers in proportion to their respective Joint Venture Interests;

(iv) making a Called Sum on each Joint Venturer to the extent that there are insufficient funds to satisfy the Shutdown Costs.

(b)

If a Joint Venturer fails to pay any Called Sum to meet the Shutdown Costs, the non-defaulting Joint Venturer is obliged to contribute any amount unpaid by the Defaulting Joint Venturer and the Defaulting Joint Venturer is liable to repay all amounts paid by the non-defaulting Joint Venturer together with interest payable under this Agreement.

17.3	Upon Termination of this Agreement

(a) EMC will transfer to Jervois all of its interest in the Joint Venture Property except for any interest to which EMC may be entitled pursuant to paragraph 17.3(b);

(b)

EMC will be entitled to retain a 10% interest in the Tenements for each amount of AUD$1,000,000 which it has expended in satisfaction of its obligation to contribute to Joint Venture Costs up to but not exceeding an interest of 50% in total (EMC's Retained Interest)

(c) for the sake of clarity amounts paid by EMC to Jervois pursuant to this Agreement will not be taken into account in calculation of EMC's Retained Interest.

17.4	Continuing obligations

Despite any other provision of this Agreement, clauses 17.3, 18 (Confidentiality) and 22 (General) survive termination of this Agreement, however arising.

17.5	Extension of term

The Joint Venturers may, at any time, consult with each other for the purpose of determining whether the term of this Agreement should extend beyond the period it would otherwise expire.

18.	Confidentiality

18.1	Obligations of confidentiality

Subject to clauses 18.2 and 18.3, the Receiving Party must:

(a)

keep the Confidential Information confidential and not directly or indirectly disclose, divulge or communicate any Confidential Information to, or otherwise place any Confidential Information at the disposal of, any other person without the prior written approval of the Disclosing Party;

(b) take all reasonable steps to secure and keep secure all Confidential Information coming into its possession or control;

(c) only use the Confidential Information for the purposes of performing, and to the extent necessary to perform, its obligations under this Agreement;

(d)

not memorise, modify, reverse engineer or make copies, notes or records of the Confidential Information for any purpose other than in connection with the performance by the Receiving Party of its obligations under this Agreement; and

(e)

take all reasonable steps to ensure that any person to whom the Receiving Party is permitted to disclose Confidential Information under clause 18.3 complies at all times with the terms of this clause 18 as if that person were a Receiving Party.

18.2	Exceptions

The obligations of confidentiality under clause 18.1 do not apply to:

(a) any Confidential Information that:

(i)	is disclosed to the Receiving Party by a Third Party entitled to do so, whether before or after the date of this Agreement;

(ii)	was already lawfully in the Receiving Party's possession when it was given to the Receiving Party and was not otherwise acquired from the Disclosing Party directly or indirectly; or

(iii)	is generally available to the public at the date of this Agreement or subsequently becomes so available other than by reason of a breach of this Agreement; or

(b)

any disclosure of Confidential Information by the Receiving Party that is necessary to comply with any court order, law, or the applicable rules of any financial market (as defined in the Corporations Act) if, to the extent practicable and as soon as reasonably possible, the Receiving Party:

	(i)	notifies the Disclosing Party of the proposed disclosure;

	(ii)	consults with the Disclosing Party as to its content; and

	(iii)	uses reasonable endeavours to comply with any reasonable request by the Disclosing Party concerning the proposed disclosure.

18.3	Authorised disclosure

A Receiving Party may disclose Confidential Information to any Related Entity, employee, agent, contractor, officer, professional adviser, banker, auditor or other consultant of the Receiving Party (each a Recipient) only if the disclosure is made to the Recipient strictly on a “need to know basis” and, prior to the disclosure:

(a)	the Receiving Party notifies the Recipient of the confidential nature of the Confidential Information to be disclosed;

(b)

the Recipient undertakes to the Receiving Party (for the benefit of the Disclosing Party) to be bound by the obligations in this clause 18 as if the Recipient were a Receiving Party in relation to the Confidential Information to be disclosed to the Recipient; and

(c)

if requested to do so by the Disclosing Party, the Recipient signs an undertaking or deed in a form acceptable to the Disclosing Party (and for the benefit of the Disclosing Party) agreeing to be bound by the obligations in this clause 18 as if it were a Receiving Party in relation to the Confidential Information to be disclosed to the Recipient.

18.4	Return or destruction of confidential information

Immediately on the written request of the Disclosing Party or on the termination of this Agreement for any reason, a Receiving Party must:

(a)	cease the use of all Confidential Information of or relating to the Disclosing Party (or any Related Entity of the Disclosing Party);

(b)

deliver to the Disclosing Party all documents and other materials in its possession or control containing, recording or constituting that Confidential Information or, at the option of the Disclosing Party, destroy, and certify to the Disclosing Party that it has destroyed, those documents and materials; and

(c)	for Confidential Information stored electronically, permanently delete that Confidential Information from all electronic media on which it is stored, so that it cannot be restored.

18.5	Warranties

The Disclosing Party warrants to the Receiving Party that:

(a) it has the right to disclose Confidential Information to the Receiving Party and to authorise the Receiving Party to use the Confidential Information as permitted by this Agreement; and

(b) the use of the Confidential Information as permitted by this Agreement does not breach the intellectual property rights of any other person.

18.6	Liability for breach by recipient

The Receiving Party is liable for any breach of this clause 18 by a Recipient as if the Recipient were a Receiving Party in relation to the Confidential Information disclosed to the Recipient.

18.7	Indemnity from receiving party

The Receiving Party indemnifies and must keep indemnified the Disclosing Party against all actions, claims, proceedings, demands, liabilities, losses, damages, expenses and costs (including legal costs on a full indemnity basis) that may be brought against the Disclosing Party or which the Disclosing Party may pay, sustain or incur as a direct or indirect result of:

(a) any breach by the Receiving Party or a Recipient of this clause 18; or

(b) any breach of confidence by a Recipient in circumstances where the Receiving Party has breached this clause 18.

18.8	Joint News Release

(a) the Parties may agree to issue joint news releases relating to Joint Venture Activities (Joint News Release);

(b) in the event a Party prepares a Joint News Release draft it will provide the draft to the other Party and afford the other Party a reasonable opportunity to approve the draft;

(c) a party will be deemed to have approved a draft if that Party does not respond to the request within 5 Business Days of receipt of the draft.

18.9	Survival of clause

Despite any other provision of this Agreement, this clause 18 survives the expiry or termination of this Agreement.

19.	Dispute resolution

19.1	Delivering a dispute notice

If any dispute arises between the parties relating to or arising out of this Agreement, including its construction, effect, the rights and obligations of the parties, the performance, breach, rescission or termination of this Agreement, the entitlement of any party to damages or compensation (whether for breach of contract, tort or any other cause of action) or the amount of that entitlement (Dispute), the party claiming that a Dispute has arisen must deliver to the other party a notice containing particulars of the Dispute (Dispute Notice).

19.2	Parties must negotiate

During the period of 10 Business Days after delivery of the Dispute Notice, or any longer period agreed in writing by the parties (Initial Period), each of the parties must use its reasonable endeavours and act in good faith to resolve the Dispute by discussion and negotiation.

19.3	Referral to Third Party

If the parties have been unable to resolve the Dispute within the period stated in clause 19.2, then the parties must refer the Dispute to an Expert for determination. For the purposes of this clause, the Expert is a person:

	(a)	having appropriate qualifications and experience relevant to determining the Dispute;

(b)

who is agreed by the parties or, failing agreement within 5 Business Days, is nominated at the request of any party by the President (or his nominee) of the Australasian Institute of Mining and Metallurgy; and

	(c)	who does not act, or whose firm does not act, generally for any party.

19.4	Determination by expert

If an Expert is appointed under clause 19.3, the Expert:

	(a)	will act as an expert and not as an arbitrator;

(b)

may determine the time, place and procedures (which will be as informal as is consistent with the proper conduct of the matter) for the determination by the Expert, having regard to the nature of the Dispute and the provisions of this Agreement;

	(c)	may communicate privately with the parties or with their lawyers;

	(d)	may or may not allow the appearance of lawyers on behalf of the parties;

	(e)	may accept written submissions from a party in relation to the Dispute, provided a copy of the submission is also given to all other parties;

	(f)	may co-opt other expert assistance;

	(g)	must have regard to the fairness and reasonableness of any matters pertaining to the Dispute; and

(h)	must deal with any matter as expeditiously as possible and by no later than 20 Business Days after referral to the Expert.

19.5	Obligations of parties

If an Expert is appointed under clause 19.3:

	(a)	the Expert's determination will be final and binding on the parties;

	(b)	the parties must attend the sessions with the Expert and make a determined and genuine effort to resolve the Dispute as soon as reasonably possible;

(c)

without limiting clause 19.5(b), the parties must use their best endeavours to make available to the Expert all information relevant to the Dispute and which the Expert reasonably requires in order to resolve the Dispute;

	(d)	everything that occurs before the Expert must be in confidence and in closed session;

(e)

any information or documents disclosed by a party under this clause 19 must be kept confidential and cannot be used (and cannot be called into evidence in any subsequent litigation by any party) except to attempt to resolve the Dispute in circumstances where the parties have consented to such disclosure;

	(f)	all discussions must be without prejudice;

	(g)	each party must pay its own costs of complying with this clause 19 and the costs of the Expert and any other costs of complying with this clause 19 must be shared equally by the parties; and

	(h)	the parties must continue performing their obligations under this Agreement while the Dispute is being resolved.

19.6	Other proceedings

A party may not commence court proceedings in respect of a Dispute unless it has complied with this clause 19 and until the procedures in this clause 19 have been followed in full, except where:

	(a)	the party seeks injunctive relief in relation to a Dispute from an appropriate court where failure to obtain such relief would cause irreparable damage to the party concerned; or

	(b)	following those procedures would mean that a limitation period for a cause of action relevant to the issues in dispute will expire.

20.	Force majeure

20.1	Giving of notice

If a Force Majeure Event occurs, the Party affected (Affected Party) must as soon as practicable give the other party written notice of that fact including:

	(a)	full particulars of the Force Majeure Event, including any supporting evidence that is reasonably available;

(b)	details of the obligations affected (Affected Obligations) and the extent of the effect of the Force Majeure Event on those obligations;

(c)	an estimate of the period for which the Affected Party is likely to be prevented from, or delayed in, performing the Affected Obligations; and

(d)	the steps taken, and to be taken, by or on behalf of the Affected Party to minimise any delay, loss or damage caused by the Force Majeure Event.

20.2	Liability for force majeure

Subject to clause 20.4, if a Force Majeure Event occurs:

(a) the Affected Party is not liable for any failure or delay in performing the Affected Obligations other than a failure to make a payment to the Other Party;

(b) the Affected Party's obligations under this Agreement are suspended, to the extent to which they are affected by the Force Majeure Event, for the duration of the Force Majeure Event.

20.3	Exceptions

Clause 20.2 does not apply to the extent that:

(a) the Affected Party could have avoided or circumvented the Force Majeure Event by taking reasonable precautions or other reasonable steps to achieve this;

(b) the failure or delay in performing the Affected Obligations was caused by a breach of this Agreement by the Affected Party; or

(c) the Affected Party has not otherwise complied with its obligations under this clause 20.

20.4	Effort to overcome

An Affected Party who has given notice of a Force Majeure Event under clause 20.1 must:

(a) use its reasonable endeavours to remove, overcome or minimise the effects of that Force Majeure Event as quickly as reasonably possible; and

(b) keep the other party regularly informed as to the steps or actions being taken to achieve this.

However, nothing in this clause 20 requires a party to settle any industrial dispute against its will.

20.5	Right of termination

If a Force Majeure Event continues for more than 100 Business Days, any party may terminate this Agreement by giving at least 20 Business Days notice to the other party.

21.	GST

21.1	Definitions

In this clause 21:

(a)

the expressions Consideration, GST, Input Tax Credit, Recipient, Supply, Tax Invoice and Taxable Supply have the meanings given to those expressions in the A New Tax System (Goods and Services Tax) Act 1999 (GST Act); and

(b)	Supplier means any party treated by the GST Act as making a Supply under this Agreement.

21.2	Consideration is GST exclusive

Unless otherwise expressly stated, all prices or other sums payable or Consideration to be provided under or in accordance with this Agreement are exclusive of GST.

21.3	Payment of GST

(a)

If GST is imposed on any Supply made under or in accordance with this Agreement, the Recipient of the Taxable Supply must pay to the Supplier an additional amount equal to the GST payable on or for the Taxable Supply, subject to the Recipient receiving a valid Tax Invoice in respect of the Supply at or before the time of payment.

(b) Payment of the additional amount must be made at the same time and in the same way as payment for the Taxable Supply is required to be made in accordance with this Agreement.

21.4	Reimbursement of expenses

If this Agreement requires a party (the First Party) to pay for, reimburse, set off or contribute to any expense, loss or outgoing (Reimbursable Expense) suffered or incurred by the other party (the Other Party), the amount required to be paid, reimbursed, set off or contributed by the First Party will be the sum of:

(a) the amount of the Reimbursable Expense net of Input Tax Credits (if any) to which the Other Party is entitled in respect of the Reimbursable Expense (Net Amount); and

(b) if the Other Party's recovery from the First Party is a Taxable Supply, any GST payable in respect of that Supply,

such that after the Other Party meets the GST liability, it retains the Net Amount.

22.	General

22.1	Nature of obligations

(a) Any provision in this Agreement which binds more than one person binds all of those persons jointly and each of them severally.

(b) Each obligation imposed on a party by this Agreement in favour of another is a separate obligation.

22.2	Time of the essence

In this Agreement, time is of the essence unless otherwise stipulated.

22.3	Entire understanding

(a) This Agreement contains the entire understanding between the parties concerning the subject matter of the Agreement and supersedes all prior communications between the parties.

(b)

Each party acknowledges that, except as expressly stated in this Agreement, that party has not relied on any representation, warranty or undertaking of any kind made by or on behalf of the other party in relation to the subject matter of this Agreement.

22.4	No adverse construction

This Agreement is not to be construed to the disadvantage of a party because that party was responsible for its preparation.

22.5	Further assurances

A party, at its own expense and within a reasonable time of being requested by another party to do so, must do all things and execute all documents that are reasonably necessary to give full effect to this Agreement.

22.6	No waiver

(a) A failure, delay, relaxation or indulgence by a party in exercising any power or right conferred on the party by this Agreement does not operate as a waiver of the power or right.

(b) A single or partial exercise of the power or right does not preclude a further exercise of it or the exercise of any other power or right under this Agreement.

(c) A waiver of a breach does not operate as a waiver of any other breach.

22.7	Severability

Any provision of this Agreement which is invalid in any jurisdiction must, in relation to that jurisdiction:

(a) be read down to the minimum extent necessary to achieve its validity, if applicable; and

(b) be severed from this Agreement in any other case,

without invalidating or affecting the remaining provisions of this Agreement or the validity of that provision in any other jurisdiction.

22.8	Successors and assigns

This Agreement binds and benefits the parties and their respective successors and permitted assigns under clause 22.9.

22.9	No assignment

A party cannot assign or otherwise transfer the benefit of this Agreement, other than to its Related Body Corporate, without the prior written consent of the other party.

22.10	Consents and approvals

Where anything depends on the consent or approval of a party then, unless this Agreement provides otherwise, that consent or approval may be given conditionally or unconditionally or withheld, in the absolute discretion of that party.

22.11	No variation

This Agreement cannot be amended or varied except in writing signed by the parties.

22.12	Costs

Each party must pay its own legal costs of and incidental to the preparation and completion of this Agreement.

22.13	Duty

Any duty fees or charges due to any Government Agency (including related interest or penalties) payable in respect of this Agreement or any instrument created in connection with it must be paid by EMC.

22.14	Governing law and jurisdiction

(a)	This Agreement is governed by and must be construed in accordance with the laws in force in New South Wales.

(b)

The parties submit to the non-exclusive jurisdiction of the courts of New South Wales and the Commonwealth of Australia in respect of all matters arising out of or relating to this Agreement, its performance or subject matter.

22.15	Notices

Any notice or other communication to or by a party under this Agreement:

(a)	may be given by personal service, post or facsimile;

(b)	must be in writing, legible and in English addressed (depending on the manner in which it is given) as shown below:

(i)	If to Jervois:

Address:	Suite 12, 10 Jamieson Street, Cheltenham, Victoria, Australia 3192
Attention:	Duncan Pursell, Managing Director
Facsimile:	+613 9583 0698

(ii)	If to EMC:

Address:	11th Floor, 888 Dunsmuir Street, Vancouver, BC, Canada V6C 3K4
Attention:	Peter Bosse, President
Facsimile:	Canada 604 642 0604

or to any other address last notified by the party to the sender by notice given in accordance with this clause;

(c)	in the case of a corporation, must be signed by an officer or authorised representative of the sender or in accordance with section 127 of the Corporations Act; and

(d)	is deemed to be given by the sender and received by the addressee:

	(i)	if delivered in person, when delivered to the addressee;

	(ii)	if posted, 2 Business Days (or 6 Business Days, if addressed outside Australia) after the date of posting to the addressee; or

(iii)

if sent by facsimile transmission, on the date and time shown on the transmission report by the machine from which the facsimile was sent which indicates that the facsimile was sent in its entirety and in legible form to the facsimile number of the addressee notified for the purposes of this clause, but if the delivery or receipt is on a day which is not a Business Day or is after 5.00 pm (addressee's time) on a Business Day, it is deemed to have been received at 9.00 am on the next Business Day.

22.16	Counterparts

If this Agreement consists of a number of signed counterparts, each is an original and all of the counterparts together constitute the same document.

22.17	Conflicting provisions

If there is any conflict between the main body of this Agreement and any schedules or annexures comprising it, then the provisions of the main body of this Agreement prevail.

22.18	Non merger

A term or condition of, or act done in connection with, this Agreement does not operate as a merger of any of the rights or remedies of the parties under this Agreement and those rights and remedies continue unchanged.

22.19	Operation of indemnities

Unless this Agreement expressly provides otherwise:

(a)	each indemnity in this Agreement survives the expiry or termination of this Agreement; and

(b)	a party may recover a payment under an indemnity in this Agreement before it makes the payment in respect of which the indemnity is given.

22.20	No right of set-off

Unless this Agreement expressly provides otherwise, a party has no right of set-off against a payment due to another party.

Schedule 1 – Tenements

Part A: Tenement description

1.	The Tenements comprise the area situated in New South Wales and shown coloured dark blue on a the plan contained in Schedule 1 Part B, described as:

	(a)	part EL6009 (limited to BOU d, e, j, k, f); and

	(b)	EL6096

2.	For the avoidance of doubt, the areas coloured yellow and light blue in the plan contained in Schedule 1 Part B do not form part of the Tenements under this Agreement.

Part B – Tenement Location Plan

147° 00'
147° 10'
31° 30'
31° 45'
NYNGAN SCANDIUM RESOURCE
TENEMENT EL 6009
(BOU d, e, j, k, f)
AND EL 6096
EL 6009
EL 6009
EL 6096
EL 6095
EL
5589
NYNGAN
HIGHWAY
BARRIER
BOU3132
BOU3204
BOU133
FLINDERS

SCALE

KILOMETRES

JERVOIS MINING LIMITED

NYNGAN PROJECT, N.S.W.

TENEMENT LOCATION PLAN

Prepared by Douglas McKenna and Partners Pty. Ltd.		Drawn: mg
Scale 1:200 000	Date: 4-08-2006	Plan No. NY-61

Schedule 2 – Freehold Land

The land contained in Folio Identifier 6/752879, being further described as follows:

Part Tyrone off Gilgai Road Miandetta
Lot 6 in deposited plan 752879 at Miandette
Local Government Area: Bogan
Parish of Gilgai County of Flinders
(formerly known as portion 6)
Title Diagram: Crown plan 261.1950

The land contained in Folio Identifier 7/7528879, being further described as follows:

Part Tyrone off Gilgai Road Miandetta
Lot 7 in deposited plan 752879 at Miandette
Local Government Area: Bogan
Parish of Gilgai County of Flinders
(formerly known as portion 7)
Title Diagram: Crown plan 263.1950

Schedule 3 – Mining Joint Venture principles

The Mining JVA will include provisions:

(a)	permitting each party to caveat its respective interest in the Mining JV against any registered interest;

(b)

providing (for the purpose of securing their mutual obligations) for cross-charging by the Parties in favour of one another of (inter alia) their respect interests in the Mining JV including their respective entitlements to the proceeds from the sale of any production from the mining operations;

(c)	permitting the Parties to finance the mining operations on a project basis and to charge their respective interests in the Mining JV for that purpose; and

(d)

providing that each Party shall own and shall have the right to take in kind and separately dispose of, in accordance with its interest in the Mining JV, its share of any production from the Mining Operations.

Schedule 4 – New Royalty Deed

The Payor agrees to pay the Payee a Net Smelter Royalty for all Mineral Products and Refined Precious Metals as follows:

1.	For Mineral Products and Refined Precious Metals, the Net Smelter Royalty will be 2% of Net Smelter Returns.

2.	The following words and phrases will have the meanings in this Schedule:

(a)

Mineral Products: All ores, minerals, concentrates, ore bullion, and other products mined and removed from all or any part of the Tenements, whether or not subsequently beneficiated, processed or otherwise upgraded (but excluding Refined Precious Metals).

	(b)	Refined Precious Metals: Gold derived from Mineral Products and refined by or for the account of the Payor to a purity of at least 0.995.

	(c)	Net Smelter Returns:

(i)

in the case of Refined Precious Metals, the number of troy ounces of Refined Precious Metals delivered or credited to the account of the Payor prior to any refining, as evidenced by the metals return statements received from the refiner multiplied by the Deemed Sales Price, and reduced by the Allowable Charges; and

(ii)

in the case of Mineral Products that are not Refined Precious Metals, the quantity of Mineral Products which are sold and delivered by the Payor, multiplied by the Deemed Sales Price and reduced by the Allowable Charges.

	(d)	Deemed Sales Price:

(i)

In the case of Refined Precious Metals, the average of the London PM fixings in U.S. Dollars for gold (as shown in the column of the Wall Street Journal entitled “Cash Prices” under the sub entry entitled “Precious Metals”) on each trading day of the Quarter, in each case converted into Australian Dollars at the rate equal to the daily average of the telegraphic transfer selling and buying rates of exchange during the previous month by the Commonwealth Bank of Australia or, if that rate does not exist, at the rate reasonably determined by the Payor;

		(ii)	In the case of Mineral Products:

			(A)	if the Mineral Products are sold at arms length, the Deemed Sale Price shall comprise the gross proceeds actually received by the Payor from sale of those Mineral Products; and

			(B)	if the Mineral Products are sold otherwise than at arms length, the Deemed Sale Price shall comprise the fair market value of the Mineral Products as determined in good faith by the Payor.

	(e)	Quarter means the period of 3 calendar months ending on 31 March, 30 June, 30 September and 31 December in each year.

(f)

Each of the Payor and the Payee acknowledge that the Payor may from time to time undertake forward sale and/or purchase contracts, spot deferred contracts, and option contracts and/or other price hedging and price protection arrangements and mechanisms and speculative purchases and sales of forward, futures and option contracts, both on and off commodity exchanges (Trading Activities) in connection with some or all of the Refined Precious Metals and other Mineral Products. The Trading Activities, and any profits and losses generated thereby, will not, in any manner, be taken into account in the calculation of royalties due to the Payee whether in connection with the determination of price, the date of sale, or the date any royalty payment is due. The Payee acknowledges that the Payor’s engaging in Trading Activities may result in the Payor realising from time to time fewer or more dollars for Refined Precious Metals or other Mineral products than is utilised in the royalty calculation and the Payee hereby waives any claim for additional royalty should the Payor at any time realise more dollars per troy ounce or other units of sale for Refined Precious Metals or Mineral Products than is utilised in the royalty calculation. Similarly, the Payor waives and the Payee will not be obligated to share in any losses generated by any Trading Activities with respect to Refined Precious Metals or other Mineral Products.

(g)	Allowable Charges: The following costs, but only to the extent actually incurred and borne by the Payor:

(i)

all government taxes, charges and royalties in respect of production or the value of production (but excluding any income tax and any GST which is subject to an input tax credit which is actually claimed and received);

(ii)

charges, costs and penalties, if any, for smelting, refining and marketing. In the event smelting or refining are carried out in facilities owned or controlled, in whole or in part, by the Payor or its Affiliates, charges, costs and penalties with respect to those operations will mean reasonable charges, costs and penalties for those operations but not in excess of the amounts that the Payor would have incurred if those operations were carried out at facilities not owned or controlled by them offering comparable custom services;

(iii) charges and costs, if any, for transportation to places where Mineral Products are smelted, refined and sold; and

(iv)

royalties, rentals, fees and charges payable to any government or other governmental or municipal body and under any native title or aboriginal heritage agreements with respect to the mineral products for which the royalty is being calculated.

(h)	Payor means a party obliged to pay money under this Royalty.

(i)	Payee means a party entitled to receive money under this Royalty.

3.

All royalty payments to the Payee will be paid in cash. Royalties must be paid on or before the 45th day after the last day of each Quarter. Each royalty payment will be provisional and subject to adjustment as of the end of the Payor’s fiscal year.

4.

Within 90 days after the end of each of the Payor’s fiscal year, the Payor will deliver to the Payee an unaudited statement of royalties paid to the Payee during the year and the calculation thereof. All year end statements will be deemed true and correct 3 months after presentation, unless within that period the Payee delivers notice to the Payor specifying with particularity the grounds for each exception. The Payee will be entitled at the Payee’s expense to an annual independent audit of the statement by a certified public accountant of recognised standing acceptable to the Payor within 2 months after presentation of the related year end statement.

5.

the Payor will have the right to commingle any minerals with like resources from other properties. Before commingling, resources will be sampled, assayed, weighed and measured in accordance with sound industry practices. the Payor will maintain records of the measurements, which will be available for inspection by the Payee from time to time on reasonable notice.

6.

For all purposes of this Schedule 4 “Affiliate” will mean any person, partnership, joint venture, corporation or other form of enterprise which directly or indirectly controls, or is controlled by, or is under common control with, a signatory. For purposes of the preceding sentence, the word “control” will mean possession, directly or indirectly, of the power to direct or cause direction of management and policies through ownership of voting securities, contract, voting trust or otherwise.

48

Executed as an agreement

Executed by **Jervois Mining Limited** ACN 007 626 575 in accordance with section 127(1) of the *Corporations Act 2001 (Cth)*:)

....	....
Signature of director	Signature of director or company secretary* *delete whichever does not apply
DUNCAN PURSELL	ROGER FAIRMAN
Name (please print)	Name (please print)

Executed by **EMC Metals Corporation** Registration Number BC0763619 in accordance with its constitution:)

....	....
Signature of officer	Signature of officer
....	Peter Bosse
Name (please print)	Name (please print)

docs 2584907v6 DMB

Feb 08 10 12:01p Janet Sheriff (208) 667-1659 p.4

48

Executed as an agreement

Executed by **Jervois Mining** Limited ACN 007 626 575 in accordance with section 127(1) of the *Corporations Act 2001 (Cth)*:

Signature of director

Signature of director or company secretary*
*delete whichever does not apply

Name (please print)

Name (please print)

Executed by **EMC Metals Corporation** Registration Number BC0763619 in accordance with its constitution:

Signature of officer

Signature of officer

WILLIAM SHERIFF CEO
Name (please print)

Peter Bosse
Name (please print)

docs 2584907v6 DMB